                                   FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File
           Reports Under Sections 13 and 15(d) of the Securities
                            Exchange Act of 1934.

                                         Commission File Number: 0-29498

                              INSYNC SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

      1463 CENTRE POINTE DRIVE, MILPITAS, CALIFORNIA 95035, (408) 946-3100 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          COMMON STOCK $0.01 PAR VALUE
           (Titles of each class of securities covered by this Form)

                                      N/A
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s)
           relied upon to terminate or suspend the duty to file reports:

 Rule 12g-4(a)(1)(i)    [ X ]            Rule 12h-3(b)(1)(ii)      [  ]
Rule 12g-4(a)(1)(ii)    [   ]             Rule 12h-3(b)(2)(i)      [  ]
 Rule 12g-4(a)(2)(i)    [   ]            Rule 12h-3(b)(2)(ii)      [  ]
Rule 12g-4(a)(2)(ii)    [   ]                      Rule 15d-6      [  ]
 Rule 12h-3(b)(1)(i)    [   ]

     Approximate number of holders of record as of the certification or notice date: 278
      ------

     Pursuant to the requirements of the Securities Exchange Act of 1934 Insync Systems, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  March 30, 1998                 BY: /s/ Terence J. Griffin
       --------------                    ------------------------------------
                                         Terence J. Griffin, Chief Financial
                                         Officer